Exhibit 99.1

ALTRIA REPORTS 2020 THIRD-QUARTER AND NINE-MONTHS RESULTS;
TOBACCO BUSINESSES DEMONSTRATE RESILIENCE;
NARROWS 2020 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - October 30, 2020 - Altria Group, Inc. (Altria) (NYSE: MO) today announces its 2020 third-quarter and nine-months business results and narrows its 2020 adjusted diluted earnings per share (EPS) guidance.

    “Altria continued to demonstrate its resilience during the third quarter while navigating the challenges presented by the COVID-19 pandemic,” said Billy Gifford, Altria’s Chief Executive Officer. “In the third quarter, our tobacco businesses delivered strong financial performance once again and we continued to make progress against our 10-year Vision.”

    “Based on our year-to-date results and insight into an additional quarter of ABI earnings contributions, we’re narrowing our full-year 2020 adjusted diluted EPS guidance by raising the lower end of the range. We now expect to deliver adjusted diluted EPS in a range of $4.30 to $4.38, representing a growth rate of 2% to 4% from an adjusted diluted EPS base of $4.21 in 2019.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q3 2020	Change vs. Q3 2019	Q3 YTD 2020	Change vs. Q3 YTD 2019
Net revenues	$7,123	3.9%	$19,849	3.9%
Revenues net of excise taxes	$5,678	4.9%	$15,786	5.3%

Reported tax rate	(195.1)%	(172.8) pp	41.8%	(32.3) pp
Adjusted tax rate[2]	25.8%	2.1 pp	24.7%	0.9 pp

Reported diluted EPS[2]	$(0.51)	63.3%	$1.36	100%+
Adjusted diluted EPS[3]	$1.19	—%	$3.37	5.6%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.
3 Prior period amounts have been recast to conform with current period presentation for certain ABI market-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

As previously announced, a conference call with the investment community and news media will be webcast on October 30, 2020 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Noncombustible Products Business Platform
IQOS
•PM USA began to market IQOS and HeatSticks as modified risk tobacco products using the reduced exposure claim authorized by the U.S. Food and Drug Administration (FDA). To date, PM USA has primarily used its digital assets and adult tobacco consumer database to communicate with adult smokers about the reduced exposure claim.
•Beginning in November, PM USA expects IQOS devices to be available for sale in select Charlotte convenience stores.
on!
•In the third quarter, Helix expanded the distribution of on! by an additional 16,000 stores. on! is now available in 56,000 stores as of the end of the third quarter, an increase of 40% from the end of the second quarter and more than triple the store count from the end of 2019.
•In stores with distribution, on! achieved a retail share of 2.1 percentage points of the oral tobacco category for the nine months ended September 30, 2020.

Impact of COVID-19 Pandemic
Effect on Financial Results
•In the first nine months of 2020, Altria recorded net pre-tax charges of $50 million (all of which were recorded in the second quarter), directly related to costs for disruptions caused by, or efforts to mitigate the impact of, the COVID-19 pandemic. These pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits.
•Ste. Michelle’s on premise and direct-to-consumer sales continued to be significantly impacted by COVID-19. Ste. Michelle expects sales to continue to be impacted given that some governmental restrictions on dining and gatherings remain in place.
◦In the first quarter of 2020, Ste. Michelle recorded pre-tax charges of $392 million in cost of sales, including a $292 million inventory write off and $100 million in estimated losses on future non-cancelable grape purchase commitments. The pre-tax charges were based on wine inventory levels significantly exceeding forecasted product demand as of March 31, 2020.
Impact on Business Operations
•To date, Altria’s tobacco businesses have not experienced any material adverse effects associated with governmental actions to restrict consumer movement or business operations, but continue to monitor these factors. The majority of retail stores in which their products are sold, including convenience stores, have been deemed to be essential businesses by authorities and remain open.
•Altria continues to monitor the macroeconomic risks of COVID-19 and its effect on adult tobacco consumers (ATCs), including unemployment rates, disposable income (which may be impacted by potential future changes in government stimulus and federal unemployment benefit payments), mobility and purchasing behaviors.
Impact on ABI and Cronos Investments
•ABI has been impacted by COVID-19, resulting in a 50% reduction to its final 2019 dividend paid in the second quarter of 2020 and its recent announcement to forgo its interim 2020 dividend that would have been paid in the fourth quarter of 2020; the withdrawal of its guidance for 2020 due to the uncertainty and volatility; and a goodwill impairment charge related to its Africa businesses in its second quarter of 2020 (which Altria recorded in the third quarter of 2020 due to its one-quarter lag in reporting ABI’s results). ABI expects its performance in the second half of this year to be better than the first, although the environment remains volatile and uncertain, including potential renewed restrictions in several markets. In addition, the extreme market disruption and volatility associated with COVID-19 resulted in a steep decline in ABI’s stock price in the first half of 2020, and the fair value of Altria’s investment in ABI is below the carrying value. While Altria believes that this decline is temporary, it will continue to monitor its investment in ABI, including the impact of COVID-19 on ABI’s business and market valuation.

•Altria has considered the impact of COVID-19 on the business of Cronos, including its sales, distribution, operations, supply chain and liquidity. Cronos continues to be impacted by COVID-19, due in part to government action requiring closures or limited occupancy of retail stores in the United States. During the second quarter of 2020, Cronos recorded an impairment charge on goodwill and intangible assets as a result of the impact of COVID-19 (which Altria recorded in the third quarter of 2020 due to its one-quarter lag in reporting Cronos’s results). In addition, the fair value of Altria’s investment in Cronos was approximately 20% less than its carrying value of $1.0 billion at September 30, 2020. While Altria believes that this decline in fair value is temporary, it will continue to monitor its investment in Cronos, including the impact of COVID-19 on Cronos’s business and market valuation.

Dividends
•Altria’s current annualized dividend rate is $3.44 per share, representing a dividend yield of 9.3% as of October 27, 2020.
•Altria has a long-term objective of a dividend payout ratio target of approximately 80% of adjusted diluted EPS. Future dividend payments remain subject to the discretion of Altria’s Board of Directors.

JUUL Investment Update
•In July, JUUL submitted a pre-market tobacco application (PMTA) to the FDA for its JUUL device and four JUULpod SKUs. As part of its application, JUUL also included its plans to address underage use of its products. The FDA has reported that it accepted JUUL’s PMTA and moved it into scientific review.
•In September, JUUL announced a strategic update, including its plans for a significant global workforce reduction, evaluation of resource allocation and the possibility of exiting various international markets.
•In preparing its third-quarter financial statements, Altria performed a valuation analysis on its investment in JUUL, which considered both JUUL’s international prospects and current U.S. e-vapor category dynamics. As a result, Altria recorded a third-quarter, non-cash pre-tax impairment charge of $2.6 billion related to its investment in JUUL. The impairment charge was driven by Altria’s projections of lower JUUL revenues over time due to lower pricing assumptions and delays in JUUL achieving previously forecasted operating margin performance. These drivers were the result of (i) JUUL’s revised international expansion plans and (ii) the evolving U.S. e-vapor category and associated competitive dynamics.
•The value of Altria’s investment in JUUL was $1.6 billion as of September 30, 2020.
•Altria continues to believe that e-vapor products, including JUUL, can play an important role in tobacco harm reduction.

2020 Full-Year Guidance
Altria narrows its 2020 full-year adjusted diluted earnings guidance based on year-to-date performance and insight into an additional quarter of ABI earnings contributions. Altria now expects its 2020 full-year adjusted diluted EPS to be in a range of $4.30 to $4.38, representing a growth rate of 2% to 4% from an adjusted diluted EPS base of $4.21 in 2019. Altria also narrows its expectation for its 2020 full-year adjusted effective tax rate to be in a range of 24.5% to 25.5%.

While the 2020 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. Altria will continue to monitor conditions for ATCs, including unemployment rates, disposable income (which may be impacted by potential future changes in government stimulus and federal unemployment benefit payments), mobility and purchasing behaviors.

Altria revises its estimates for 2020 full-year domestic cigarette industry volumes to be in a range of unchanged versus the prior year to down 1.5% based on better year-to-date industry performance and expectations for continued category resilience. This range replaces Altria’s previous estimates of down 2% to 3.5% versus the prior year.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, restructuring charges, asset impairment charges, acquisition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value for the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain nonparticipating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).

Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

ALTRIA GROUP, INC.

See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Third Quarter
•Net revenues increased 3.9% to $7.1 billion, primarily driven by higher net revenues in the smokeable products segment. Revenues net of excise taxes increased 4.9% to $5.7 billion.
•Reported diluted EPS increased 63.3% to ($0.51), primarily driven by 2019 impairment of JUUL equity securities, lower net losses on Cronos-related special items and higher reported OCI in the smokeable products segment. These factors were partially offset by 2020 impairment of JUUL equity securities, lower reported earnings from Altria’s investment in ABI (including ABI-related special items) and higher income taxes.
•Adjusted diluted EPS was unchanged at $1.19, as lower adjusted earnings from Altria’s investments in ABI and Cronos and higher income taxes were offset by higher adjusted OCI in the smokeable products segment.

First Nine Months
•Net revenues increased 3.9% to $19.8 billion, primarily due to higher net revenues in the smokeable products and oral tobacco products segments, partially offset by lower net revenues in the wine segment. Revenues net of excise taxes increased 5.3% to $15.8 billion.
•Reported diluted EPS increased 100+% to $1.36, primarily driven by 2019 impairment of JUUL equity securities, lower net losses on Cronos-related special items and higher reported OCI in the smokeable and oral tobacco products segments. These factors were partially offset by 2020 impairment of JUUL equity securities, lower reported earnings from Altria’s investment in ABI (including ABI-related special items), inventory-related charges in the wine segment and higher income taxes.
•Adjusted diluted EPS increased 5.6% to $3.37, primarily driven by higher adjusted OCI in the smokeable products and oral tobacco products segments and fewer shares outstanding, partially offset by lower adjusted earnings from Altria’s investments in ABI and Cronos and higher income taxes.

Table 1 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Reported diluted EPS	$(0.51)	$(1.39)	63.3%	$1.36	$0.27	100+%
Asset impairment, exit, implementation and acquisition-related costs	—	—		0.17	0.08
Tobacco and health litigation items	0.01	—		0.03	0.02
ABI-related special items [1]	0.22	(0.01)		0.29	—
COVID-19 special items	—	—		0.02	—
Cronos-related special items	0.08	0.23		0.08	0.44
Impairment of JUUL equity securities	1.40	2.41		1.40	2.41
Tax items	(0.01)	(0.05)		0.02	(0.03)
Adjusted diluted EPS	$1.19	$1.19	—%	$3.37	$3.19	5.6%
1 In 2020, Altria changed its treatment of its share of ABI’s mark-to-market activity relating to certain ABI financial instruments associated with its share-based compensation programs that were previously included in Altria’s adjusted results. These amounts are now treated as special items and excluded from Altria’s adjusted results. The change is consistent with Altria’s treatment of its share of ABI’s mark-to-market activity on ABI’s financial instruments associated with its other share commitments. Altria has recast prior period results to conform with current period presentation.

Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.

Asset Impairment, Exit, Implementation and Acquisition-Related Costs
•In the first nine months of 2020, Altria recorded pre-tax charges of $415 million (or $0.17 per share), primarily consisting of $292 million for a wine inventory write-off and $100 million for estimated losses on future, non-cancelable grape purchase commitments (both recorded in the first quarter) that Ste. Michelle believes no longer have a future economic benefit.
•In the first nine months of 2019, Altria recorded pre-tax charges of $215 million (or $0.08 per share), primarily due to acquisition-related costs associated with the JUUL and Cronos transactions and the cost reduction program announced in 2018.
Tobacco and Health Litigation Items
•In the first nine months of 2020 and 2019, Altria recorded pre-tax charges of $76 million (or $0.03 per share) and $48 million (or $0.02 per share), respectively, for tobacco and health litigation items and related interest costs.
ABI-Related Special Items
•In the third quarter of 2020, losses from Altria’s investment in ABI included net pre-tax charges of $513 million (or $0.22 per share), consisting primarily of Altria’s share of ABI's completion of the sale of its Australia subsidiary and ABI’s goodwill impairment charge associated with its Africa businesses.
•In the first nine months of 2020, losses from Altria’s investment in ABI included net pre-tax charges of $689 million (or $0.29 per share), consisting primarily of Altria’s share of ABI’s (i) mark-to-market losses on certain ABI financial instruments associated with its share commitments, (ii) completion of the sale of its Australia subsidiary and (iii) goodwill impairment charge associated with its Africa businesses.
•These amounts include Altria’s share of amounts recorded by ABI in the second quarter of 2020, as well as additional adjustments related to (i) conversion from international financial reporting standards to GAAP, and (ii) adjustments to Altria’s investment required under the equity method of accounting.

COVID-19 Special Items
•In the first nine months of 2020, Altria recorded net pre-tax charges of $50 million (or $0.02 per share), directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic. These net pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the wine business strategic reset.
Cronos-Related Special Items
In the third quarter and first nine months of 2020, Altria recorded net pre-tax (income) expense consisting of the following:

	Third Quarter		For the Nine Months Ended September 30,
	2020	2019	2020	2019

Loss on Cronos-related financial instruments(1)	$105	$636	$202	$1,327
(Earnings) losses from equity investments (2)	38	(87)	(58)	(234)
Total Cronos-related special items - (income) expense	$143	$549	$144	$1,093
Earnings per share	$0.08	$0.23	$0.08	$0.44
(1) The 2020 and substantially all of the 2019 amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections acquired in the Cronos transaction.
(2) Amounts include Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares. Amounts in 2020 also include Altria’s share of Cronos’s impairment charge on goodwill and intangibles assets.
Impairment of JUUL Equity Securities
•In the third quarter of 2020, Altria recorded a non-cash pre-tax impairment charge of $2.6 billion ($1.40 per share) due to the impairment of Altria’s equity securities in JUUL. A full tax valuation allowance was recorded for this charge that offset the tax benefit associated with the impairment charge.
•In the third quarter of 2019, Altria recorded a non-cash pre-tax impairment charge of $4.5 billion ($2.41 per share) due to the impairment of Altria’s equity securities in JUUL. A full tax valuation allowance was recorded for this charge that offset the tax benefit associated with the impairment charge.
Tax Items
•In the first nine months of 2020, Altria recorded net income tax expense of $38 million (or $0.02 per share), primarily related to a tax basis adjustment to Altria’s investment in ABI and adjustments as a result of amended returns and audit adjustments related to prior years.
•In the third quarter and first nine months of 2019, Altria recorded income tax benefits of $97 million (or $0.05 per share) and $56 million (or $0.03 per share), respectively, primarily related to tax benefits of $91 million for the reversal of tax accruals no longer required and $30 million for the release of a valuation allowance on Altria’s investment in Cronos, partially offset by tax expense of $21 million and $63 million, respectively, related to a tax basis adjustment to Altria’s investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues increased 4.4%, primarily driven by higher pricing, partially offset by higher promotional investments. Revenues net of excise taxes increased 5.7%.
•Reported OCI increased 8.9%, primarily driven by higher pricing and lower costs, partially offset by higher promotional investments, higher resolution expenses and higher tobacco and health litigation items.
•Adjusted OCI increased 9.9%, primarily driven by higher pricing and lower costs, partially offset by higher promotional investments and higher resolution expenses. Adjusted OCI margins increased 2.2 percentage points to 57.5%.

First Nine Months
•Net revenues increased 4.1%, primarily driven by higher pricing, partially offset by lower volume and higher promotional investments. Revenues net of excise taxes increased 5.7%.
•Reported OCI increased 10.9%, primarily driven by higher pricing, lower costs and 2019 asset impairment, exit and implementation costs, partially offset by higher resolution expenses, lower volume, higher promotional investments, COVID-19 related costs and higher tobacco and health litigation items.
•Adjusted OCI increased 10.5%, primarily driven by higher pricing and lower costs, partially offset by higher resolution expenses, lower volume and higher promotional investments. Adjusted OCI margins increased 2.5 percentage points to 56.9%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net revenues	$6,313	$6,049	4.4%	$17,522	$16,837	4.1%
Excise taxes	(1,407)	(1,406)		(3,950)	(3,998)
Revenues net of excise taxes	$4,906	$4,643	5.7%	$13,572	$12,839	5.7%

Reported OCI	$2,789	$2,561	8.9%	$7,609	$6,864	10.9%
Asset impairment, exit and implementation costs	—	4		—	79
Tobacco and health litigation items	34	3		73	43
COVID-19 special items	—	—		41	—
Adjusted OCI	$2,823	$2,568	9.9%	$7,723	$6,986	10.5%
Adjusted OCI margins [1]	57.5%	55.3%	2.2 pp	56.9%	54.4%	2.5 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 0.4%, primarily driven by retail share losses and other factors, partially offset by the industry’s growth rate and trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 1%.
•When adjusted for trade inventory movements, total estimated domestic cigarette industry volumes increased 1% versus the prior year.
•Reported cigar shipment volume increased 10.0%.

First Nine Months
•Smokeable products segment reported domestic cigarette shipment volume decreased 1.4%, primarily driven by retail share losses, partially offset by calendar differences and trade inventory movements.
•When adjusted for calendar differences, trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 2%.
•When adjusted for calendar differences, trade inventory movements and other factors, total domestic cigarette industry volumes were unchanged versus the prior year.
•Reported cigar shipment volume increased 7.0%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Cigarettes:
Marlboro	24,258	24,081	0.7%	67,890	68,347	(0.7)%
Other premium	1,231	1,302	(5.5)%	3,496	3,772	(7.3)%
Discount	2,130	2,349	(9.3)%	6,205	6,564	(5.5)%
Total cigarettes	27,619	27,732	(0.4)%	77,591	78,683	(1.4)%

Cigars:
Black & Mild	468	426	9.9%	1,317	1,231	7.0%
Other	3	2	50.0%	8	7	14.3%
Total cigars	471	428	10.0%	1,325	1,238	7.0%

Total smokeable products	28,090	28,160	(0.2)%	78,916	79,921	(1.3)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Third Quarter
•Marlboro retail share of the total cigarette category was unchanged versus the prior year at 43.3%.
•Sequentially, Marlboro’s retail share of the total cigarette category increased 0.5 share points from the second quarter.
•The retail share for the discount cigarette segment increased 0.2 share points versus third-quarter 2019 to 24.3%. Sequentially, discount segment retail share decreased 0.3 share points from the second quarter.

First Nine Months
•Marlboro retail share of the total cigarette category declined 0.3 share points to 43.0%.
•The retail share for the discount cigarette segment increased 0.4 share points to 24.5%.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Percentage point change	2020	2019	Percentage point change
Cigarettes:
Marlboro	43.3%	43.3%	—	43.0%	43.3%	(0.3)
Other premium	2.3	2.4	(0.1)	2.3	2.5	(0.2)
Discount	3.8	4.0	(0.2)	3.9	4.1	(0.2)
Total cigarettes	49.4%	49.7%	(0.3)	49.2%	49.9%	(0.7)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues increased 3.2%, primarily driven by higher pricing, partially offset by higher promotional investments and lower shipment volume. Revenues net of excise taxes increased 3.4%.
•Reported OCI and adjusted OCI increased 4.6% and 4.3%, respectively, primarily driven by higher pricing, partially offset by lower shipment volume. Adjusted OCI margins increased 0.6 percentage points to 72.5%.

First Nine Months
•Net revenues increased 7.9%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 8.2%.
•Reported OCI and adjusted OCI increased 8.5% and 8.3%, respectively, primarily driven by higher pricing and higher volume, partially offset by higher investments in on!. Adjusted OCI margins were essentially unchanged at 72.8%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net revenues	$640	$620	3.2%	$1,901	$1,762	7.9%
Excise taxes	(33)	(33)		(98)	(96)
Revenues net of excise taxes	$607	$587	3.4%	$1,803	$1,666	8.2%

Reported OCI	$436	$417	4.6%	$1,297	$1,195	8.5%
Asset impairment, exit, implementation and acquisition-related costs	4	5		6	16
COVID-19 special items	—	—		9	—
Adjusted OCI	$440	$422	4.3%	$1,312	$1,211	8.3%
Adjusted OCI margins [1]	72.5%	71.9%	0.6 pp	72.8%	72.7%	0.1 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Altria’s estimated oral tobacco industry shipment volume for the current and comparable periods includes moist smokeless tobacco (MST), snus and oral nicotine pouch products.

Third Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 1.1%, primarily driven by retail share losses (primarily due to the growth of oral nicotine pouches), calendar differences and trade inventory movements, partially offset by the industry’s growth rate and other factors. When adjusted for calendar differences, trade inventory movements and other factors, oral tobacco products segment shipment volume increased by an estimated 4%.

First Nine Months
•Oral tobacco products segment reported domestic shipment volume increased 1.4%, primarily driven by the industry’s growth rate, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches).  When adjusted for trade inventory movements and other factors, oral tobacco products segment shipment volume increased by an estimated 1.5%.

•Total oral tobacco industry volume increased by an estimated 6.5% over the past six months, primarily driven by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Copenhagen	131.1	135.2	(3.0)%	395.0	393.1	0.5%
Skoal	52.3	55.7	(6.1)%	157.2	164.2	(4.3)%
Other [1]	23.3	18.1	28.7%	65.0	51.1	27.2%
Total oral tobacco products	206.7	209.0	(1.1)%	617.2	608.4	1.4%
1 Other includes Red Seal and on!.
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
Altria’s retail share performance for the current and comparable periods includes MST, snus and oral nicotine pouch products.

Third Quarter
•Oral tobacco products segment retail share was 49.9% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 31.8%. Share losses for both the segment and Copenhagen were due to the growth of oral nicotine pouches.

First Nine Months
•Oral tobacco products segment retail share was 50.1% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 32.1%. Share losses for both the segment and Copenhagen were due to the growth of oral nicotine pouches.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Percentage point change	2020	2019	Percentage point change
Copenhagen	31.8%	33.8%	(2.0)	32.1%	34.2%	(2.1)
Skoal	13.6	15.0	(1.4)	14.0	15.2	(1.2)
Other	4.5	3.5	1.0	4.0	3.4	0.6
Total oral tobacco products	49.9%	52.3%	(2.4)	50.1%	52.8%	(2.7)

Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
Ste. Michelle’s business has been significantly impacted by COVID-19, including lower on-premise and direct-to-consumer sales.

Third Quarter
•Net revenues decreased 6.0%, driven by lower shipment volume.
•Reported and adjusted OCI increased 18.8% and 25.0%, respectively, driven by lower selling, general and administrative costs, partially offset by lower shipment volume.
•Reported wine shipment volume decreased 3.9% to approximately 1.9 million cases.

First Nine Months
•Net revenues decreased 10.1%, driven by lower shipment volume, partially offset by higher pricing.
•Reported OCI decreased 100%+ to ($347) million, driven by inventory-related charges (included in implementation costs in Table 8 below) and lower shipment volume, partially offset by higher pricing and lower costs.
•Adjusted OCI decreased 4.0% to $48 million, primarily driven by lower shipment volume, partially offset by higher pricing and lower costs.
•Reported wine shipment volume decreased 11.4% to approximately 5.2 million cases.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net revenues	$157	$167	(6.0)%	$434	$483	(10.1)%
Excise taxes	(5)	(5)		(14)	(15)
Revenues net of excise taxes	$152	$162	(6.2)%	$420	$468	(10.3)%

Reported OCI (Loss)	$19	$16	18.8%	$(347)	$50	(100.0)%+
Implementation costs	1	—		395	—
Adjusted OCI	$20	$16	25.0%	$48	$50	(4.0)%
Adjusted OCI margins [1]	13.2%	9.9%	3.3 pp	11.4%	10.7%	0.7 pp
1 Adjusted OCI margins are calculated as OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!® . Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2020 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. Altria accounts for its investment in JUUL as an investment in an equity security. If Altria converts its non-voting JUUL shares to voting shares, Altria expects to account for its investment in JUUL under the fair value option.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton; oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and PMCC are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the period ended March 31, 2020 and Quarterly Report on Form 10-Q for the period ended June 30, 2020. These factors include the following:

•unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
•government (including FDA) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
•tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal, state and local excise tax increases;
•unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;
•a successful challenge to our tax positions;
•the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as laws prohibiting bribery and corruption;
•the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, and the impact of health epidemics and pandemics on general economic conditions (including any resulting recession or other economic crisis) and, in turn, adult consumer purchasing behavior which may be further impacted by any changes in government stimulus or unemployment payments;
•the failure of our tobacco and wine subsidiaries and our investees to compete effectively in their respective markets;
•the growth of the e-vapor category and other innovative tobacco products contributing to reductions in cigarette and MST consumption levels and sales volume;
•our tobacco and wine subsidiaries’ and our investees’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;
•changes, including in economic conditions (due to the COVID-19 pandemic or otherwise), that result in adult consumers choosing lower-priced brands including discount brands;
•the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;
•significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;
•the risks related to the reliance by our tobacco and wine subsidiaries on a few significant facilities and a small number of key suppliers and distributors, and the risk of an extended disruption at a facility of, or of service by, a supplier or distributor of our tobacco or wine subsidiaries or investees, including as a result of the COVID-19 pandemic;
•required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;
•the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage and tobacco control actions;
•the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
•our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
•the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;
•impairment losses as a result of the write down of intangible assets, including goodwill;
•the risks related to Ste. Michelle’s wine business, including competition, unfavorable changes in grape supply, and changes in adult consumer preferences that have resulted and may continue to result in increased inventory levels and inventory write offs, and governmental regulations;
•the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions such as divestiture of the investment or rescission of the transaction;
•the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, compliance and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investments;
•the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
•the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in impairment of our investment, and the dividends paid by ABI on the shares we own;
•the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;
•the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and
•the risks, including criminal, civil or tax liability for Altria, related to Cronos’s or Altria’s failure to comply with applicable laws, including cannabis laws.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2020	2019	% Change

Net revenues	$7,123	$6,856	3.9%
Cost of sales [1]	1,961	1,915
Excise taxes on products [1]	1,445	1,444
Gross profit	3,717	3,497	6.3%
Marketing, administration and research costs	480	494
Asset impairment and exit costs	—	1
Operating companies income	3,237	3,002	7.8%
Amortization of intangibles	17	12
General corporate expenses	60	46
Operating income	3,160	2,944	7.3%
Interest and other debt expense, net	310	293
Net periodic benefit income, excluding service cost	(3)	(24)
(Earnings) losses from equity investments [1]	472	(333)
Impairment of JUUL equity securities	2,600	4,500
Loss on Cronos-related financial instruments	105	636
Earnings (losses) before income taxes	(324)	(2,128)
Provision for income taxes	632	474
Net earnings (losses)	(956)	(2,602)	63.3%
Net (earnings) losses attributable to noncontrolling interests	4	2
Net earnings (losses) attributable to Altria	$(952)	$(2,600)	63.4%

Per share data:
Diluted earnings (losses) per share attributable to Altria	$(0.51)	$(1.39)	63.3%

Weighted-average diluted shares outstanding	1,859	1,868	(0.5)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and earnings from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$6,313	$640	$157	$13	$7,123
2019	6,049	620	167	20	6,856
% Change	4.4%	3.2%	(6.0)%	(35.0)%	3.9%

Reconciliation:
For the quarter ended September 30, 2019	$6,049	$620	$167	$20	$6,856
Operations	264	20	(10)	(7)	267
For the quarter ended September 30, 2020	$6,313	$640	$157	$13	$7,123

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$2,789	$436	$19	$(7)	$3,237
2019	2,561	417	16	8	3,002
% Change	8.9%	4.6%	18.8%	(100)%+	7.8%

Reconciliation:
For the quarter ended September 30, 2019	$2,561	$417	$16	$8	$3,002

Asset impairment, exit, implementation and acquisition-related costs - 2019	4	5	—	—	9
Tobacco and health litigation items - 2019	3	—	—	—	3
	7	5	—	—	12

Implementation and acquisition-related costs - 2020	—	(4)	(1)	—	(5)
Tobacco and health litigation items - 2020	(34)	—	—	—	(34)
	(34)	(4)	(1)	—	(39)
Operations	255	18	4	(15)	262
For the quarter ended September 30, 2020	$2,789	$436	$19	$(7)	$3,237

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2020	2019	% Change

Net revenues	$19,849	$19,103	3.9%
Cost of sales [1]	5,909	5,367
Excise taxes on products [1]	4,063	4,109
Gross profit	9,877	9,627	2.6%
Marketing, administration and research costs	1,381	1,472
Asset impairment and exit costs	—	73
Operating companies income	8,496	8,082	5.1%
Amortization of intangibles	54	28
General corporate expenses	150	154
Corporate asset impairment and exit costs	—	1
Operating income	8,292	7,899	5.0%
Interest and other debt expense, net	893	989
Net periodic benefit income, excluding service cost	(58)	(40)
(Earnings) losses from equity investments [1]	306	(866)
Impairment of JUUL equity securities	2,600	4,500
Loss on Cronos-related financial instruments	202	1,327
Earnings (losses) before income taxes	4,349	1,989	100%+
Provision for income taxes	1,817	1,473
Net earnings (losses)	2,532	516	100%+
Net (earnings) losses attributable to noncontrolling interests	11	—
Net earnings (losses) attributable to Altria	$2,543	$516	100%+

Per share data[2]:
Diluted earnings (losses) per share attributable to Altria	$1.36	$0.27	100%+

Weighted-average diluted shares outstanding	1,859	1,871	(0.6)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and earnings from equity investments is shown in Schedule 5.

[2] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$17,522	$1,901	$434	$(8)	$19,849
2019	16,837	1,762	483	21	19,103
% Change	4.1%	7.9%	(10.1)%	(100.0)%+	3.9%

Reconciliation:
For the nine months ended September 30, 2019	$16,837	$1,762	$483	$21	$19,103
Operations	685	139	(49)	(29)	746
For the nine months ended September 30, 2020	$17,522	$1,901	$434	$(8)	$19,849

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$7,609	$1,297	$(347)	$(63)	$8,496
2019	6,864	1,195	50	(27)	8,082
% Change	10.9%	8.5%	(100.0)%+	(100.0)%+	5.1%

Reconciliation:
For the nine months ended September 30, 2019	$6,864	$1,195	$50	$(27)	$8,082

Asset impairment, exit, implementation and acquisition-related costs - 2019	79	16	—	7	102
Tobacco and health litigation items - 2019	43	—	—	—	43
	122	16	—	7	145

Implementation and acquisition-related costs - 2020	—	(6)	(395)	—	(401)
Tobacco and health litigation items - 2020	(73)	—	—	—	(73)
COVID-19 special items - 2020	(41)	(9)	—	—	(50)
	(114)	(15)	(395)	—	(524)
Operations	737	101	(2)	(43)	793
For the nine months ended September 30, 2020	$7,609	$1,297	$(347)	$(63)	$8,496

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,407	$1,406	$3,950	$3,998
Oral tobacco products	33	33	98	96
Wine	5	5	14	15
All other	—	—	1	—
	$1,445	$1,444	$4,063	$4,109

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,206	$1,146	$3,329	$3,195
Oral tobacco products	2	2	7	7
	$1,208	$1,148	$3,336	$3,202

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$70	$73	$210	$218
Oral tobacco products	2	2	4	4
	$72	$75	$214	$222

The detail of earnings (losses) from equity investments is as follows:

ABI	$(418)	$252	$(306)	$640
Cronos	(54)	81	—	226
	$(472)	$333	$(306)	$866

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS
2020 Net Earnings (Losses)	$(952)	$(0.51)
2019 Net Earnings (Losses)	$(2,600)	$(1.39)
% Change	63.4%	63.3%

Reconciliation:
2019 Net Earnings (Losses)	$(2,600)	$(1.39)

2019 ABI-related special items [1]	(18)	(0.01)
2019 Asset impairment, exit, implementation and acquisition-related costs	5	—
2019 Tobacco and health litigation items	2	—
2019 Impairment of JUUL equity securities	4,500	2.41
2019 Cronos-related special items	432	0.23
2019 Tax items	(97)	(0.05)
Subtotal 2019 special items	4,824	2.58

2020 ABI-related special items	(405)	(0.22)
2020 Implementation and acquisition-related costs	(8)	—
2020 Tobacco and health litigation items	(25)	(0.01)
2020 Impairment of JUUL equity securities	(2,600)	(1.40)
2020 Cronos-related special items	(142)	(0.08)
2020 Tax items	13	0.01
Subtotal 2020 special items	(3,167)	(1.70)

Change in tax rate	(60)	(0.03)
Operations	51	0.03
2020 Net Earnings (Losses)	$(952)	$(0.51)

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2020 Reported	$(324)	$632	$(956)	$(952)	$(0.51)
ABI-related special items	513	108	405	405	0.22
Implementation and acquisition-related costs	12	4	8	8	—
Tobacco and health litigation items	34	9	25	25	0.01
Impairment of JUUL equity securities	2,600	—	2,600	2,600	1.40
Cronos-related special items	143	1	142	142	0.08
Tax items	—	13	(13)	(13)	(0.01)
2020 Adjusted for Special Items	$2,978	$767	$2,211	$2,215	$1.19

2019 Reported	$(2,128)	$474	$(2,602)	$(2,600)	$(1.39)
ABI-related special items [1]	(23)	(5)	(18)	(18)	(0.01)
Asset impairment, exit, implementation and acquisition-related costs	11	6	5	5	—
Tobacco and health litigation items	3	1	2	2	—
Impairment of JUUL equity securities	4,500	—	4,500	4,500	2.41
Cronos-related special items	549	117	432	432	0.23
Tax items	—	97	(97)	(97)	(0.05)
2019 Adjusted for Special Items	$2,912	$690	$2,222	$2,224	$1.19

2020 Reported Net Earnings (Losses)				$(952)	$(0.51)
2019 Reported Net Earnings (Losses)				$(2,600)	$(1.39)
% Change				63.4%	63.3%

2020 Net Earnings (Losses) Adjusted for Special Items				$2,215	$1.19
2019 Net Earnings (Losses) Adjusted for Special Items				$2,224	$1.19
% Change				(0.4)%	—%

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS[1]
2020 Net Earnings (Losses)	$2,543	$1.36
2019 Net Earnings (Losses)	$516	$0.27
% Change	100%+	100%+

Reconciliation:
2019 Net Earnings (Losses)	$516	$0.27

2019 ABI-related special items[2]	9	—
2019 Asset impairment, exit, implementation and acquisition-related costs	163	0.08
2019 Tobacco and health litigation items	36	0.02
2019 Impairment of JUUL equity securities	4,500	2.41
2019 Cronos-related special items	816	0.44
2019 Tax items	(56)	(0.03)
Subtotal 2019 special items	5,468	2.92

2020 ABI-related special items	(544)	(0.29)
2020 Implementation and acquisition-related costs	(314)	(0.17)
2020 Tobacco and health litigation items	(57)	(0.03)
2019 Impairment of JUUL equity securities	(2,600)	(1.40)
2020 Cronos-related special items	(143)	(0.08)
2020 COVID-19 special items	(37)	(0.02)
2020 Tax items	(38)	(0.02)
Subtotal 2020 special items	(3,733)	(2.01)

Fewer shares outstanding	—	0.02
Change in tax rate	(75)	(0.04)
Operations	367	0.20
2020 Net Earnings (Losses)	$2,543	$1.36

[1] Diluted earnings per share attributable to Altria are computed independently for each period.
   Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

[2] Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS[1]
2020 Reported	$4,349	$1,817	$2,532	$2,543	$1.36
ABI-related special items	689	145	544	544	0.29
Implementation and acquisition-related costs	415	101	314	314	0.17
Tobacco and health litigation items	76	19	57	57	0.03
Impairment of JUUL equity securities	2,600	—	2,600	2,600	1.40
Cronos-related special items	144	1	143	143	0.08
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(38)	38	38	0.02
2020 Adjusted for Special Items	$8,323	$2,058	$6,265	$6,276	$3.37

2019 Reported	$1,989	$1,473	$516	$516	$0.27
ABI-related special items[2]	11	2	9	9	—
Asset impairment, exit, implementation and acquisition-related costs	215	52	163	163	0.08
Tobacco and health litigation items	48	12	36	36	0.02
Impairment of JUUL equity securities	4,500	—	4,500	4,500	2.41
Cronos-related special items	1,093	277	816	816	0.44
Tax items	—	56	(56)	(56)	(0.03)
2019 Adjusted for Special Items	$7,856	$1,872	$5,984	$5,984	$3.19

2020 Reported Net Earnings (Losses)				$2,543	$1.36
2019 Reported Net Earnings (Losses)				$516	$0.27
% Change				100%+	100%+

2020 Net Earnings (Losses) Adjusted for Special Items				$6,276	$3.37
2019 Net Earnings (Losses) Adjusted for Special Items				$5,984	$3.19
% Change				4.9%	5.6%

[1] Diluted earnings per share attributable to Altria are computed independently for each period.
   Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

[2] Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2019
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2019 Reported	$766	$2,064	$(1,298)	$(1,293)	$(0.70)
ABI-related special items [1]	(383)	(80)	(303)	(303)	(0.16)
Tobacco and health litigation items	77	19	58	58	0.03
Asset impairment, exit, implementation and acquisition-related costs	331	62	269	269	0.15
Impairment in JUUL equity securities	8,600	—	8,600	8,600	4.60
Cronos-related special items	928	288	640	640	0.34
Tax items	—	99	(99)	(99)	(0.05)
2019 Adjusted for Special Items	$10,319	$2,452	$7,867	$7,872	$4.21

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$4,123	$2,117
Inventories	1,862	2,293
Other current assets	414	414
Property, plant and equipment, net	2,009	1,999
Goodwill and other intangible assets, net	17,810	17,864
Investments in equity securities	19,408	23,581
Other long-term assets	1,025	1,003
Total assets	$46,651	$49,271

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,500	$1,000
Accrued settlement charges	3,206	3,346
Other current liabilities	3,584	3,828
Long-term debt	27,755	27,042
Deferred income taxes	4,724	5,083
Accrued postretirement health care costs	1,798	1,797
Accrued pension costs	404	473
Other long-term liabilities	409	345
Total liabilities	43,380	42,914
Redeemable noncontrolling interest	39	38
Total stockholders’ equity	3,232	6,319
Total liabilities and stockholders’ equity	$46,651	$49,271

Total debt	$29,255	$28,042

Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended September 30, 2020
(dollars in millions)
(Unaudited)

Twelve Months Ended September 30, 2020
Consolidated Net Earnings (Losses)	$718
Equity earnings and noncontrolling interests, net	(538)
Impairment of JUUL equity securities	6,700
Loss on Cronos-related financial instruments	317
Dividends from less than 50% owned affiliates	283
Provision for income taxes	2,408
Depreciation and amortization	255
Asset impairment and exit costs	85
Interest and other debt expense, net	1,184
Consolidated EBITDA [1]	$11,412

Current portion of long-term debt	$1,500
Long-term debt	27,755
Total Debt [2]	29,255
Cash and cash equivalents[3]	4,123
Net Debt [4]	$25,132

Ratios:
Total Debt / Consolidated EBITDA	2.6
Net Debt / Consolidated EBITDA	2.2

[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.

[2] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at September 30, 2020. See Schedule 11.

[3]Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at September 30, 2020. See Schedule 11.

[4] Reflects total debt, less cash and cash equivalents at September 30, 2020.

									Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Interest and other debt expense, net	Net periodic benefit income, excluding service cost	(Earnings) losses from equity investments	Impairment of JUUL equity securities	Loss on Cronos-related financial instruments
2020 Special Items - (Income) Expense
ABI-related special items	$—	$—	$—	$—	$—	$—	$513	$—	$—
Implementation and acquisition-related costs	1	4	—	7	—	—	—	—	—
Tobacco and health litigation items	—	34	—	—	—	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	2,600	—
Cronos-related special items	—	—	—	—	—	—	38	—	105

2019 Special Items - (Income) Expense
ABI-related special items [1]	$—	$—	$—	$—	$—	$—	$(23)	$—	$—
Asset impairment, exit, implementation and acquisition-related costs	1	7	1	2	—	—	—	—	—
Tobacco and health litigation items	—	3	—	—	—	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	4,500	—
Cronos-related special items	—	—	—	—	—	—	(87)	—	636

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

										Schedule 14
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Net periodic benefit income, excluding service cost	(Earnings) losses from equity investments	Impairment of JUUL equity securities	Loss on Cronos-related financial instruments
2020 Special Items - (Income) Expense
ABI-related special items	$—	$—	$—	$—	$—	$—	$—	$689	$—	$—
Implementation and acquisition-related costs	395	6	—	14	—	—	—	—	—	—
Tobacco and health litigation items	—	73	—	—	—	3	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	—	2,600	—
Cronos-related special items	—	—	—	—	—	—	—	(58)	—	202
COVID-19 special items	50	—	—	—	—	—	—	—	—	—

2019 Special Items - (Income) Expense
ABI-related special items [1]	$—	$—	$—	$—	$—	$—	$—	$11	$—	$—
Asset impairment, exit, implementation and acquisition-related costs	(1)	30	73	4	1	96	12	—	—	—
Tobacco and health litigation items	—	43	—	—	—	5	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	—	4,500	—
Cronos-related special items	—	—	—	—	—	—	—	(234)	—	1,327

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.